Exhibit 4-A

DESCRIPTION OF SECURITIES

The summary of the general terms and provisions of the capital stock of Donaldson Company, Inc. (the “Company”) set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Restated Certificate of Incorporation, as amended by the Certificate of Amendment thereto (as amended, the “Certificate”), and Amended and Restated Bylaws (“Bylaws,” and together with the Certificate, the “Charter Documents”), each of which is incorporated herein by reference and attached as an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. For additional information, please read the Company’s Charter Documents and the applicable provisions of the General Corporation Law of Delaware (the “DGCL”).

Capital Stock

The Company is authorized to issue up to 240,000,000 shares of common stock, par value $5.00 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). The Company’s board of directors has the power and authority to fix by resolution any designation, series, voting power, preference, right, qualification, limitation, restriction, dividend, time and price of redemption and conversion right with respect to the Preferred Stock. As of July 31, 2019, 127,318,711 shares of the Company’s Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding.

Voting Rights

The holders of shares of the Company’s Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. The Company’s Common Stock does not have cumulative voting rights. So long as no other class of stock is outstanding, in an uncontested election at a stockholders’ meeting at which a quorum is present, a director of the Company shall be elected if the votes of Common Stock cast for such director exceeds 50 percent of the number of votes cast with respect to such nominee, which includes votes to withhold authority and excludes abstentions. If the number of nominees exceeds the number of directors to be elected, then directors shall be elected by a plurality of the votes present and entitled to vote. Subject to certain exceptions, significant corporate actions, such as certain mergers, dispositions of Company assets, stock issuances and plans for the Company’s liquidation involving an Interested Stockholder require the affirmative vote of the holders of at least 75 percent of the Company’s outstanding shares of capital stock entitled to vote in the election of directors (“Voting Stock”). An “Interested Stockholder” is (i) a beneficial owner of more than 10 percent of the voting power of the Voting Stock, (ii) an affiliate of the Company who in the prior two years was the beneficial owner of 10 percent or more of the voting power of the Voting Stock, or (iii) an assignee of such Interested Stockholder.

Dividend Rights

All holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Company’s board of directors in its discretion out of any funds legally available therefor and as permitted by the DGCL.

Liquidation Rights

In the event of the Company’s dissolution, liquidation or winding-up, the holders of shares of Common Stock are entitled to receive the remaining assets of the Company, ratably according to the number of shares of Common Stock held, subject to the distribution rights of shares of Preferred Stock, if any, then outstanding.

No Preemptive Rights

No holder of Common Stock shall have any preemptive right to purchase or subscribe for any part of any issue of stock or of securities of the Company convertible into stock of any class whatsoever.

Listing

The Company’s Common Stock is currently traded on the New York Stock Exchange under the symbol “DCI.”

Anti-Takeover Provisions

The Charter Documents and the DGCL contain certain provisions that may discourage an unsolicited takeover of the Company or make an unsolicited takeover of the Company more difficult. The following are some of the more significant anti-takeover provisions that are applicable to the Company:

Business Combinations with Interested Stockholders

The Certificate provides that, in addition to any vote required by law, (i) any merger or consolidation of the Company with an Interested Stockholder, (ii) any sale, lease, mortgage, transfer or other disposition of the Company’s assets with a fair market value of $10,000,000 or more to an Interested Stockholder, (iii) any stock issuance to an Interested Stockholder having a fair market value of $5,000,000 or more (iv) any adoption of any plan for the liquidation of the Company proposed by an Interested Stockholder or (v) any reclassification of securities or recapitalization of the Company which has the effect of increasing the proportionate share of the outstanding securities of the Company owned by an Interested Stockholder, shall require the affirmative vote of the holders of at least 75 percent of the Voting Stock of the Company. The foregoing restriction does not apply to (i) transactions approved by a majority of the directors of the Company who are unaffiliated with the Interested Stockholder and were directors before the Interested Stockholder became an Interested Stockholder or (ii) transactions in which all stockholders receive a specified consideration per share and such transaction meets the additional conditions set forth in Article Thirteenth of the Certificate. The affirmative vote of the holders of at 75 percent or more of the Voting Stock of the Company is required to amend or repeal this provision of the Certificate.

Delaware Anti-Takeover Law

In general, Section 203 of the DGCL prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2,000 or more stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

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Before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

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At or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its stockholders). The Certificate does not contain a provision expressly opting out of the application of Section 203 of the DGCL; therefore, the Company is subject to the anti-takeover statute.

Special Meetings of Stockholders; No Stockholder Action by Written Consent; and Advance Notice of Stockholder Business Proposals and Nominations

The Bylaws provide that special meetings of the Company’s stockholders may only be called by the chairman of the Company’s board of directors, the Company’s chief executive officer or a majority of the Company’s directors. The Certificate provides that action may only be taken by stockholders at an annual or special meeting and may not be taken by written consent. The Bylaws provide an advance written notice procedure with respect to stockholder proposals of business and stockholder nominations of candidates for election as directors. Stockholders at an annual meeting are able to consider only the proposals and nominations specified in the notice of meeting or otherwise brought before the meeting by or at the direction of the board of directors or by a stockholder that has delivered timely written notice in proper form to the Company’s secretary of the business to be brought before the meeting.

Classified Board of Directors

The Bylaws provide that the Company’s board of directors is divided into three classes of directors serving staggered three-year terms. The classification of directors may make it more difficult for stockholders to change the composition of the board of directors in a short period of time. The Bylaws also provide that any amendment of the first paragraph of Bylaw 4, which provides for the classified board of directors, requires the affirmative vote of 66 2/3 percent of the outstanding Voting Stock.

Authority of the Board of Directors

Under the Certificate, the Company’s board of directors has the power to issue any or all of the shares of the Company’s capital stock, including the authority to establish one or more series of Preferred Stock and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval. In addition, under the Bylaws, the Company’s board of directors has the right to determine the number of directors on the Company’s board of directors and has the right to fill vacancies on the board of directors (including a vacancy created by an increase in the size of the board of directors). Under the Certificate, the Company’s board of directors has the authority to make, amend and repeal the Bylaws.